EXHIBIT 10.1

SUPPLEMENTARY AGREEMENT

This supplementary agreement is made on the 11th day of August, 2004 by and between

1. Beate Uhse AG, Gutenbergstrasse 11, D-24941, Flensburg, duly represented by its CFO Otto Christian Lindemann and its procurator Mrs Gesa Münzmaier, hereinafter referred to as “Beate Uhse” and or “Lender”

and

2a. Private Media Group Inc., established at USA, 3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121, duly represented by Johan Gillborg, and its subsidiary companies:

2b. Private Benelux BV, established at the Netherlands, 5084 PS Best, De Dintel 18-20, duly represented by its director Johan Gillborg

2c. Peach Entertainment Distribution AB, established at Sweden, Starrbacksgatan 3, 17223 Sundbyberg, duly represented by Bo Rodebrant hereinafter referred to as “Private” and or “Borrower”

Whereas:

Private and Beate Uhse concluded an agreement on 11 December 2002 pursuant to which Beate Uhse, as the Lender, has granted Private, as the Borrower, a loan amounting to US $ 3 million, which was repayable at the latest by 13 December 2003 (“the Original Agreement” or “the Agreement”).

The parties hereby confirm and agree that the Agreement is amended in accordance with the terms stipulated in this agreement.

Have agreed as follows:

Article 1

1.1 The Lender hereby agrees to continue the loan of 3 million $ to the Borrower. The loan is repayable ultimately on 31-12-2005. As of 30-06-2004, the Loan Amount has been reduced to US $ 2.246.046,35, including accrued interest, after giving effect to the setoff of receivables due from Beate Uhse or certain of its subsidiaries to Private or certain of its subsidiaries, as described in Schedule One to this Agreement.

1.2 The Borrower shall be entitled to prepay the Loan in whole at any time, or in part from time to time, without premium or penalty provided the Borrower announces these payments a month in advance and the amount of the repayments shall be in amounts of 100.000 US $ (hundred thousand US Dollar) at a minimum.

Article 2     Interest rate

The Borrower shall owe interest on the amount of the Loan outstanding at the rate of 5% per annum during the term of this agreement. Interests shall be due and payable each quarter.

Article 3     Repayment

The repayment obligation is regulated as follows:

1. The loan debt under this Agreement will be repaid by setting off receivables due from certain subsidiaries of Beate Uhse that will arise on or after 30-06-2004 from deliveries and services by certain subsidiaries of Private, namely

a) receivables due from Scala Agenturen BV in Amsterdam, the Netherlands.

payable to

Private Benelux BV in Best, Netherlands (Private Benelux)

and

b) receivables due from Beate Uhse MAX´S AB in Stockholm, Sweden (Max A.B)

payable to

Peach Entertainment Distribution AB in Sundbyberg, Sweden (Peach Entertainment)

2. Thus the repayment normally will be finalized somewhere in 2005. Any outstanding amount under this agreement, which has not been repaid by setting off receivables per 01-12-2005, has to be repaid by Private ultimately 31-12-2005.

Beate Uhse will provide an overview of the outstanding amount per 01-12-2005 to Private.

Article 4

4.1 The following subsidiaries of Private assign to Beate Uhse their receivables from subsidiaries of the Beate Uhse Group up to the total amount of the outstanding loan amount from time to time plus accrued and unpaid interest at the stipulated rate of 5% per annum.

•	Private Benelux BV, established in Best, the Netherlands;

•	Peach Entertainment AB, established in Sundbyberg, Sweden;

Article 5

Beate Uhse and or its subsidiaries have no obligation by reason of this Agreement to purchase goods / products from Private and its subsidiaries.

Peach and Private Benelux each intend to continue their respective business relationship with Scala and Max AB, and visa versa. However, none of such entities shall have any obligation whatsoever by reason of this Agreement to continue their business relationship with the others.

Article 6     Events of Default

1. Beate Uhse confirms that upon execution of this Supplementary Agreement by all parties Private is not in default in connection with its obligations under the Agreement. Private agrees that thereafter, if one or more of the following events occurs and continues for not less than 10 days after written notice from Beate Uhse to Private (“Events of Default”):

a. Prior to the repayment of the outstanding loan amount Private Benelux does not deliver services or goods available in stock to Scala, or Peach does not deliver services or goods available in stock to Max AB, in either case on a timely basis during the term of the Agreement;

b. Private fails to make any payment under this Agreement when due;

c. Private, directly or indirectly, sells or transfers all or substantially all of its assets;

d. Private, Peach or Private Benelux is adjudicated as bankrupt under applicable law; or

e. a receiver, trustee or similar official is appointed to administer all or a substantial portion of Private´s assets (including assets owned indirectly through a subsidiary) and such action is not stayed or dismissed within 30 days;

then, in such event the full loan amount shall immediately become due and payable, including interest and allowable costs, and Beate Uhse shall be free to take any and all lawful action required to enforce its rights under the Agreement.

2. If Beate Uhse decides not to buy any Private products anymore, then Beate Uhse will give written notification thereof to Private. The outstanding amount including interest then have to be repaid by Private in monthly equal terms, thus that the outstanding amount will be fully repaid per 31-12-2005.

Article 7   Default interest

Any amounts which are payable to Beate Uhse under this Agreement and which are not paid when due, shall carry interest in accordance with Section 288 BGB (German Civil Code)

Article 8     Miscellaneous

If any provision of this Agreement is or becomes invalid the validity of the remaining provisions of this Agreement shall not be affected. The contracting parties are obliged to replace any invalid provisions by valid provisions which fulfil the desired purpose.

This Agreement is governed by the law of the Federal Republic of Germany.

The courts of Hamburg shall have non-exclusive jurisdiction for any controversy out of or in connection with this Agreement.

Flensburg, September 2, 2004	Barcelona, August 11, 2004

Beate Uhse AG	Private Media Group Inc.

/s/ O.C. Lindemann	/s/ Johan Gillborg
O.C. Lindemann	Johan Gillborg

Barcelona, August 11, 2004

Private Benelux BV

/s/ Johan Gillborg
Johan Gillborg

Sundbyberg, August 25, 2004

Peach Entertainment AB

/s/ Bo Rodebrant
Bo Rodebrant